Exhibit 99.1

PRESS RELEASE

Ralcorp Corporate Vice-President and President of Ralcorp Cereal Products
Announces Plans to Retire

ST. LOUIS, July 3, 2012 /PRNewswire/ -- Ralcorp Holdings, Inc. (NYSE: RAH) announced today that its Corporate Vice President and President of Ralcorp Cereal Products, Ronald D. Wilkinson, has announced plans to retire from the company effective September 30, 2012.

"Ron has been an integral member of the Ralcorp leadership team for the past 16 years, and we congratulate him on his well-deserved retirement," said Kevin J. Hunt, Ralcorp's Chief Executive Officer and President. "Ron has contributed greatly to Ralcorp's success over the years, and we are grateful for his strong leadership and business acumen."

Prior to his current role, Mr. Wilkinson served as Corporate Vice President and President of Ralston Foods from March 2008 to July 2010. Mr. Wilkinson served as President of Bremner Food Group, Inc. and Nutcracker Brands, Inc. from December 2006 to March 2008. Mr. Wilkinson also served as Director of Product Supply of Ralston foods from October 1996 to November 2006 and of The Carriage House Companies, Inc. from January 2003 to November 2006. Mr. Wilkinson has held the Corporate Vice President position since October 1996.

About Ralcorp Holdings, Inc.

Ralcorp produces a variety of private-brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; frozen and refrigerated doughs; dry pasta; and frozen ready meals. For more information about Ralcorp, visit the Company's website at www.ralcorp.com.

Contact:

Matt Pudlowski
Director, Business Development
(314) 877-7091